July 3, 1995



Creditanstalt American Corporation
Two Greenwich Plaza
Second Floor
Greenwich, Connecticut  06830

     Re: Second Amended and Restated Warrant Agreement dated as of February 17, 1994 (the "Warrant Agreement") between Peoples Telephone Company, Inc. (the "Company") and Creditanstalt American Corporation ("Creditanstalt")

Gentlemen:

     Please refer to the above-referenced Warrant Agreement and to that certain letter agreement dated May 11, 1995 (the "Letter Agreement") between the Company and Creditanstalt relating to the repricing of certain of the Warrants. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Warrant Agreement.

     Pursuant to the Letter Agreement, the Company agree to amend the Warrant Agreement not later than June 30, 1995 to reduce the Exercise Price for the Series D Warrants from $9.00 per Series D Warrant to $5.25 per Series D Warrant in exchange for Creditanstalt agreeing to reduce the number of demand registrations under Section 15(a) of the Warrant Agreement for which the Company is obligated to bear all expenses (other than underwriting discounts and commissions) from three to two. Under the terms of the Letter Agreement, Creditanstalt agreed that, if the Company issued, on or before June 30, 1995, new shares of its Common Stock in exchange for net cash proceeds of not less than $20 million, the reduction of the Exercise Price would apply to only to Series D Warrants exercisable for 150,000 warrants.

     The Company has entered into a Securities Purchase Agreement, dated as of the date hereof (the "Securities Purchase Agreement"), among the Company, UBS Capital Corporation ("UBS") and Appian Capital Partners, L.L.C. ("Appian"), pursuant to which the Company will issue shares of its Cumulative Convertible Series C Preferred Stock for an aggregate purchase price of $15,000,000 (the "UBS Investment"). This letter agreement is to evidence our mutual understanding and agreement that, as a result of the UBS Investment, that (a) Creditanstalt agrees that the reduction of the Exercise Price for the Series D Warrants need only be applicable to that portion of the Series D Warrants

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entitling the holders thereof to purchase from the Company an aggregate of
200,000 shares of Common Stock or Preferred Stock (subject to adjustment as provided in Section 12 of the Warrant Agreement); and (b) Creditanstalt and the Company agree to enter into an amendment reflecting the revisions described in the Letter Agreement, as modified hereby, not later than September 30, 1995.

     If the foregoing accurately sets forth the terms of our agreement, please so indicate by executing a copy of this letter in the space provided below.

                                   Very truly yours,

                                   PEOPLES TELEPHONE COMPANY, INC.


                                   By:  ____________________________
                                        Robert D. Rubin
                                        President



Accepted and agreed:

CREDITANSTALT AMERICAN CORPORATION


By:  _______________________________
     Robert M. Biringer
     Senior Vice President


By:  _______________________________
     Joseph P. Longosz
     Vice President